Exhibit 16.1

April 22, 2008

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Telos Corporation in its Form 8-K dated, April 22, 2008, a copy of which was furnished to us. We agree with the statements concerning our Firm in Section 4.01(I) thereof. We are in no position to agree or disagree with the statements made in Section 4.01(II) thereof and therefore make no comment on them.

Very truly yours,

/s/ Reznick Group, P.C.